Exhibit 99.1

October 8, 2013

Lifeline Studios Inc.

P.O. Box 2535, Waxahachie, TX 75168

RE: Ownership and Exclusive Worldwide License of Intellectual Property for Debt Release

Dear Jeff,

The purpose of this Letter of Agreement is to set forth the terms and conditions regarding Left Behind Games’ (herein “LBG”) provides to Lifeline Studios (herein “Lifeline” certain exclusive license and ownership rights.

In lieu of any and all debt or legal obligations which LBG may now or hereafter owe to Lifeline, LBG hereby releases any ownership rights, in perpetuity, to any Charlie Church Mouse branded products to Lifeline. And further, LBG hereby grants to Lifeline an exclusive worldwide license, in perpetuity, to market, sell, distribute under any terms, and create new associated derivative products, subject to the rights of any third-parties, the following video games and related intellectual property (herein “Products”).

     - Left Behind IV: World at War

     - Bible Quest: Journey through Genesis

     - Praise Champion 2

     - King Solomon’s Trivia Challenge 2

     - King Solomon’s Word Games

     - Scripture Chess

     - Keys of the Kingdom

Lifeline agrees to seek to assume LBG’s royalties and rights agreements with Tyndale House Publishers (10% PC, 4% other platforms) for Left Behind branded products, but Lifeline recognizes that ultimately Tyndale will have to agree on its own to such assumption. With regard to other royalty obligations, Lifeline agrees to provide Curtis Ratica with a royalty equal to 10% regarding sales for Trivia Challenge and Praise Champion products, a 10% royalty (up to $7,500) to Serge & Zoya Koval of Ukraine regarding the sales for Scripture Chess, and a 10% royalty to the developer of Keys of the Kingdom.

Further, LBG hereby grants to Lifeline a non-exclusive license to continue to offer to sell games marketed under the Left Behind Games and Inspired Media brands without any requirement to change such packaging or branding.

Additionally, LBG hereby agrees to transfer to Lifeline, control of LBG ’s “inspiredmedia.com” website in perpetuity, and control as long as necessary or convenient between the parties with regard to “leftbehindgames.com,” except however, that A) in the event LBG is prepared to reset its corporate online presence, the parties shall coordinate to update certain webpages in a manner which does not disrupt Lifeline’s e-commerce and use of “inspiredmedia.com”; and B) any other domains shall revert back to their original owners within 180 days hereafter.

Accordingly, LBG shall not have any right to sell or distribute such Products without the expressed written permission of Lifeline.

In the event of any conflict, the parties’ agree to seek mediation and binding arbitration if necessary to resolve any conflict under the rules of the American Arbitration Association. Either party may file a claim in any jurisdiction, so long as the responding party may participate in such mediation or arbitration telephonically.

By signing below, we both acknowledge that we have read, understand and agree with the terms and conditions herein, and that such terms above represent the entire agreement between us with regard to the subject matter hereof.

/s/Troy Lyndon

Troy Lyndon

/s/Jeff Dotson

Jeff Dotson